Exhibit 99.1

FOR IMMEDIATE RELEASE April 29, 2025	FOR FURTHER INFORMATION CONTACT:

Farmers and Merchants Bancshares, Inc. 4510 Lower Beckleysville Rd, Suite H Hampstead, Maryland 21074	Contact: Mr. Gary A. Harris President and Chief Executive Officer (410) 374-1510, ext. 1104

FARMERS AND MERCHANTS BANCSHARES, INC. REPORTS EARNINGS OF $1.2 MILLION, OR $0.37 PER SHARE, FOR THE THREE MONTHS ENDED MARCH 31, 2025

HAMPSTEAD, MARYLAND (April 29, 2025) – Farmers and Merchants Bancshares, Inc. (the “Company”), the parent company of Farmers and Merchants Bank (the “Bank” and, together with the Company, “we”, “us” and “our”), announced that net income for the quarter ended March 31, 2025 was $1.2 million, or $0.37 per common share (basic and diluted), compared to $1.2 million, or $0.39 per common share (basic and diluted), for the same period in 2024. The Company’s return on average equity during the quarter ended March 31, 2025 was 8.22% compared to 9.40% for the same period in 2024. The Company’s return on average assets during the quarter ended March 31, 2025 was 0.57% compared to 0.61% for the same period in 2024.

Net interest income was $5.5 million for the quarter ended March 31, 2025, an increase of $321 thousand over the $5.2 million reported for the same period in 2024. The increase was due to a 35 basis point increase in the yield on earning assets to 5.03% for the three months ended March 31, 2025 compared to 4.68% for the same period in 2024. Average earning assets increased $10.6 million to $790.6 million as of March 31, 2025. Average loans increased to $593.7 million for the quarter ended March 31, 2025, an increase of $59.1 million over the $534.6 million for the quarter ended March 31, 2024. The combination of higher yields on earning assets plus higher average earning asset balances was the primary reason for the increase. Offsetting the increase in interest income was the higher cost of funds in 2025. The average interest rate paid on interest bearing liabilities was 2.70% for the three months ended March 31, 2025, compared to 2.48% for the same period in 2024. Average interest bearing liabilities increased to $650.0 million, an increase of $23.0 million when compared to the $627.0 million reported as of March 31, 2024.

A provision for credit losses of $30 thousand was recorded for the quarter ended March 31, 2025 compared to no provision for credit loss for the quarter ended March 31, 2024. The Company’s loan portfolio continues to perform at a high level with just four non-accrual loans totaling $2.6 million and two loans more than 30 days delinquent totaling $577 thousand at March 31, 2025.

Noninterest income increased slightly to $514 thousand for the quarter ended March 31, 2025 compared to $504 thousand for the same period in 2024. Mortgage banking income increased $24 thousand, income on bank owned life insurance increased $15 thousand, gains on the sale of investment securities increased $94 thousand, and other fees and commissions increased $37 thousand. The increases were offset by a decrease in service charges of $30 thousand and a decrease in insurance proceeds of $143 thousand due to the non-recurring receipt of insurance proceeds during the first quarter of 2024 in connection with storm damage to the Bank’s office building in Upperco, Maryland.

Noninterest expense was $386 thousand higher for the quarter ended March 31, 2025 when compared to the same period in 2024. This increase was due primarily to a $175 thousand increase in occupancy and furniture and equipment costs, a $101 thousand increase in FDIC premiums, a $33 thousand increase in ATM related costs, and a $96 thousand increase in other expenses. The increase in other expenses was due primarily to legal fees incurred for stockholder matters and additional costs related to the Company’s captive insurance company subsidiary. The Bank’s FDIC assessment expense increased due to higher asset size and higher FDIC assessment rates. The increase in occupancy and furniture and equipment was due primarily to depreciation on the renovations and new equipment for the Bank’s Upperco, Maryland location which was placed in service at the end of the first quarter of 2024 and the Bank’s new Towson, Maryland location that was placed in service during the second quarter of 2024. The increase in ATM related expenses was due to vendor price increases.

Income taxes decreased by $30 thousand during the quarter ended March 31, 2025 when compared to the same period in 2024 due to lower earnings before taxes. The effective tax rate decreased to 21.3% for the quarter ended March 31, 2025 from 22.1% for the same period last year due to an increase in the amount of nontaxable income included in pretax income year over year.

Total assets were $817.6 million at March 31, 2025 compared to $844.6 million at December 31, 2024. Compared to December 31, 2024, total loans, net of the allowance for credit losses, increased $17.1 million to $600.0 million at March 31, 2025. Offsetting the increase in loans was a decrease in cash and cash equivalents of $42.0 million. The decrease was primarily due to the funding of new loans of $17.1 million, a decrease in deposits of $23.2 million, and the repayment of $5.0 million of Federal Home Loan Bank borrowings. Deposits decreased to $735.6 million at March 31, 2025 from $758.8 million at December 31, 2024. The Company’s tangible equity was $51.5 million at March 31, 2025 compared to $49.2 million at December 31, 2024.

The book value of the Company’s common stock increased to $18.44 per share at March 31, 2025 from $17.77 per share at December 31, 2024. Book value per share at March 31, 2025 was inclusive of the $15.6 million unrealized loss, net of income taxes, on the Bank’s available for sale (“AFS”) investment portfolio as a result of higher interest rates. Changes in the market value of the AFS investment portfolio, net of income taxes, are reflected in the Company’s equity, but are not included in the income statement. The AFS investment portfolio is comprised of 72% government agency mortgage backed securities which are fully guaranteed, 22% investment grade non agency mortgage backed securities, less than 1% investment grade corporate and municipal bonds, and 5% subordinated debt of other community banks. There is no indication of credit deterioration in any of the bonds and we intend to hold these investments to maturity, so no actual losses are anticipated. The unrealized loss in the AFS investment portfolio did not impact regulatory capital because the Bank elected many years ago to not include changes in the market value of the AFS investment portfolio in the calculation of regulatory capital regardless of whether they are positive or negative.

Our Federal Home Loan Bank facility, other borrowing lines available, unpledged securities, brokered deposit access, and cash and cash equivalents provided us with access to approximately $337.8 million of liquidity as of March 31, 2025.

Gary A. Harris, President and CEO, commented “Our loan growth remains strong with a $17.1 million increase in net loans over the past quarter. We previously announced the opening of the new Towson Commercial Banking Office. Since its inception in June 2024, the office has produced over $29 million in new commercial loans and $8 million in new relationship deposits through March 31, 2025. We believe that this new office will be instrumental in both loan and deposit growth in 2025. Our asset growth along with the Federal Reserve’s three interest rate decreases over the past seven months have led to positive gains in our net interest margin. Asset quality remains high and our liquidity position remains strong. We continue to believe that Farmers and Merchants is well positioned to grow earnings in 2025.”

About the Company

The Company is a financial holding company and the parent company of the Bank. The Bank was chartered in Maryland in 1919 and has over 100 years of service to the community. The Bank serves the deposit and financing needs of both consumers and businesses in Carroll and Baltimore Counties along the Route 30, Route 795, Route 140, Route 26, and Route 45 corridors. The main office is located in Upperco, Maryland, with seven additional Maryland branches in Owings Mills, Hampstead, Greenmount, Reisterstown, Westminster, Eldersburg, and Towson. Certain broker-dealers make a market in the common stock of Farmers and Merchants Bancshares, Inc., and trades are reported through the OTC Markets Group’s Pink Market under the symbol “FMFG”.

Forward-Looking Statements

The statements contained herein that are not historical facts are forward-looking statements (as defined by the Private Securities Litigation Reform Act of 1995) based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “will,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. For a discussion of these risks and uncertainties, see the section of the periodic reports filed by Farmers and Merchants Bancshares, Inc. with the Securities and Exchange Commission entitled “Risk Factors”.

Farmers and Merchants Bancshares, Inc. and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

Dollars in thousands except per share and share data

	March 31,	December 31,
	2025	2024

Assets

Cash and due from banks	$21,779	$63,962
Federal funds sold and other interest-bearing deposits	918	697
Cash and cash equivalents	22,697	64,659
Certificates of deposit in other banks	100	100
Securities available for sale, at fair value	123,780	125,713
Securities held to maturity, at amortized cost less allowance for credit losses of $62.5 thousand and $35.6 thousand	21,135	20,499
Equity security, at fair value	530	518
Restricted stock, at cost	715	921
Mortgage loans held for sale	240	157
Loans, less allowance for credit losses of $4.3 million and $4.3 million	600,048	582,993
Premises and equipment, net	7,316	7,349
Accrued interest receivable	2,376	2,439
Deferred income taxes, net	7,246	7,606
Other real estate owned, net	1,176	1,176
Bank owned life insurance	15,429	15,324
Goodwill and other intangibles, net	7,024	7,026
Other assets	7,746	8,163
Total assets	$817,558	$844,643

Liabilities and Stockholders' Equity

Deposits
Noninterest-bearing	$104,379	$107,197
Interest-bearing	631,219	651,609
Total deposits	735,598	758,806
Securities sold under repurchase agreements	5,482	5,564
Federal Home Loan Bank of Atlanta advances	-	5,000
Long-term debt, net of issuance costs	10,858	11,329
Accrued interest payable	766	1,003
Other liabilities	6,306	6,669
Total liabilities	759,010	788,371
Stockholders' equity
Common stock, par value $.01 per share, authorized 5,000,000 shares; issued and outstanding 3,175,347 shares in 2025 and 3,166,653 shares in 2024	32	32
Additional paid-in capital	31,294	31,136
Retained earnings	42,777	41,613
Accumulated other comprehensive loss	(15,555)	(16,509)
Total stockholders' equity	58,548	56,272
Total liabilities and stockholders' equity	$817,558	$844,643

The accompanying notes are an integral part of these consolidated financial statements.

Farmers and Merchants Bancshares, Inc. and Subsidiaries

Consolidated Statements of Income

(Unaudited)

Dollars in thousands except per share and share data

	Three Months Ended March 31,
	2025	2024

Interest income
Loans, including fees	$8,366	$6,882
Investment securities - taxable	1,051	1,579
Investment securities - tax exempt	156	137
Federal funds sold and other interest earning assets	313	468
Total interest income	9,886	9,066

Interest expense
Deposits	4,249	3,101
Securities sold under repurchase agreements	17	23
Federal Home Loan Bank advances	12	13
Federal Reserve Bank advances	-	622
Long-term debt	113	134
Total interest expense	4,391	3,893
Net interest income	5,495	5,174

Provision for credit losses	30	-

Net interest income after provision for credit losses	5,465	5,174

Noninterest income
Service charges on deposit accounts	165	195
Mortgage banking income	29	5
Bank owned life insurance income	105	90
Fair value adjustment of equity security	9	(4)
Gain on sale of investment securities	94	-
Gain on insurance proceeds, net	-	143
Other fees and commissions	112	75
Total noninterest income	514	504

Noninterest expense
Salaries	2,207	1,976
Employee benefits	382	606
Occupancy	328	246
Furniture and equipment	335	242
Professional services	173	205
Automated teller machine and debit card expenses	168	135
Federal Deposit Insurance Corporation premiums	199	98
Postage, delivery, and armored carrier	78	82
Advertising	56	48
Other real estate owned expense	5	3
Other	567	471
Total noninterest expense	4,498	4,112

Income before income taxes	1,481	1,566
Income taxes	316	346
Net income	$1,165	$1,220

Earnings per common share - basic	$0.37	$0.39
Earnings per common share - diluted	$0.37	$0.39

 The accompanying notes are an integral part of these consolidated financial statements.

Farmers and Merchants Bancshares, Inc. and Subsidiaries

Selected Consolidated Financial Data

(Unaudited)

Dollars in thousands except per share data

	As of or For the Three Months Ended March 31,
	2025	2024	2023

OPERATING DATA

Interest income	$9,886	$9,066	$7,051.53
Interest expense	4,391	3,892	1,395
Net interest income	5,495	5,174	5,657
Provision for credit losses	30	-	(270)
Net interest income after provision for credit losses	5,465	5,174	5,927
Noninterest income	514	504	382
Noninterest expense	4,498	4,112	3,757
Income before income taxes	1,481	1,566	2,552
Income taxes	316	346	651
Net income	$1,165	$1,220	$1,901

PER SHARE DATA

Net income (Basic and diluted)	$0.37	$0.39	$0.62
Dividends	$0.00	$0.00	$0.00
Book value	$18.44	$17.03	$16.53

KEY RATIOS

Return on average assets	0.57%	0.61%	1.05%
Return on average equity	8.22%	9.40%	15.49%
Efficiency ratio	75.23%	72.42%	59.55%
Dividend payout ratio	0.00%	0.00%	0.00%
Net yield on interest-earning assets	2.81%	2.69%	3.24%
Tier 1 capital leverage ratio	9.48%	9.39%	9.97%

Farmers and Merchants Bancshares, Inc. and Subsidiaries

Selected Consolidated Financial Data

(Unaudited)

Dollars in thousands except per share data

	As of or For the Three Months Ended March 31,
	2025	2024	2023

AT PERIOD END

Total assets	$817,558	$794,593	$722,679
Gross loans	604,352	541,398	525,485
Cash and cash equivalents	22,697	25,633	9,566
Securities	145,569	182,325	146,300
Deposits	735,598	655,978	637,309
Borrowings	10,858	71,742	24,625
Stockholders' equity	58,548	53,077	50,757

SELECTED AVERAGE BALANCES

Total assets	$816,760	$799,841	$723,106
Gross loans	593,653	534,566	525,516
Cash and cash equivalents	26,648	37,224	8,719
Securities	169,215	208,134	169,873
Deposits	634,274	550,010	501,185
Borrowings	4,946	69,551	36,124
Stockholders' equity	54,127	51,928	49,071

ASSET QUALITY

Nonperforming assets	$3,789	$1,898	$1,898

Nonperforming assets/total assets	0.46%	0.24%	0.26%

Allowance for credit losses/total loans	0.71%	0.80%	0.87%